Exhibit 99.4

Consent of Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

July 13, 2011

Board of Directors

Tauraminato-cho,

Yokosuka City,

Kanagawa

Kanto Auto Works, Ltd.

Members of the Board of Directors:

We hereby consent to the inclusion of (i) our opinion letter, dated July 12, 2011, to the Board of Directors of Kanto Auto Works, Ltd. (the “Company”) as Appendix B to the Registration Statement of the Company on Form F-4 (the “Registration Statement”) relating to the proposed share exchange involving the Company and Toyota and (ii) references made to such opinion in the sections captioned “The Share Exchange—Reasons for the Share Exchange—Determination of Kanto’s Board of Directors” and “The Share Exchange—Reasons for the Share Exchange—Opinions of Kanto’s Financial Advisors” of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated there under.

Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

Investment Banking Business Unit

/s/ KENJI FUJITA
Kenji Fujita
Managing Director